FORM 5
           U.S. SECURITIES AND EXCHANGE COMMISSION       _____________________
                   WASHINGTON, D.C.  20549              |    OMB APPROVAL     |
                    ANNUAL STATEMENT OF                 |_____________________|
              CHANGES IN BENEFICIAL OWNERSHIP           |OMB NUMBER: 3235-0362|
                                                        |EXPIRES:             |
                                                        | SEPTEMBER 30, 1998  |
           Filed pursuant to Section 16(a) of the       |ESTIMATED AVERAGE    |
             Securities Exchange Act of 1934,           |BURDEN HOURS         |
            Section 17(a) of the Public Utility         |PER RESPONSE......1.0|
               Holding Company Act of 1935              |_____________________|
           or Section 30(f) of the Investment
                  Company Act of 1940
   ____________________________________________________________________________
   1. Name and Address of Reporting Person

        Edelman                       Martin                        L.
        _______________________________________________________________________
          (Last)                      (First)                    (Middle)

        900 Old Country Road
        _______________________________________________________________________
                                     (Street)

        Garden City                   New York                      11530
        _______________________________________________________________________
          (City)                      (State)                      (Zip)
   ____________________________________________________________________________
   2. Issuer Name and Ticker or Trading Symbol

             AVI
   ____________________________________________________________________________
   3. IRS or Social Security Number of Reporting Person (Voluntary)

             ----
   ____________________________________________________________________________
   4. Statement of Month/Year

             February, 1998
   ____________________________________________________________________________
   5. If amendment, Date of Original (Month/Year)

             ----
   ____________________________________________________________________________
   6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
       X  Director                               ___ 10% Owner
          Officer (give title below)             ___ Other (specify below)

              ___________________
   ____________________________________________________________________________
   7. Individual or Joint/Group Reporting (check applicable line)
         X   Form Filed by One Reporting Person
        ___  Form Filed by More than one Reporting Person

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   Table I - Non-Derivative Securities Acquired, Disposed of, or
             Beneficially Owned
   ____________________________________________________________________________
   1. Title of Security (Instr. 3)

   ____________________________________________________________________________
   2. Transaction Date (Month/Day/Year)

   ____________________________________________________________________________
   3. Transaction Code (Instr. 8)

   ____________________________________________________________________________
   4.  Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

       ________________            _________________          _________________
            Amount                     (A) or (D)                    Price
   ____________________________________________________________________________
   5. Amount of Securities Beneficially Owned at end of Issuer's Fiscal Year (Instr. 3 and 4)

   ____________________________________________________________________________
   6. Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

   ____________________________________________________________________________
   7. Nature of Indirect Beneficial Ownership (Instr. 4)

   ____________________________________________________________________________


   [TYPE ENTRIES HERE]


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   TABLE II - Derivative Securities, Acquired, Disposed of, or Beneficially
              Owned (e.g., puts, calls, warrants, options, convertible
              securities)
   ____________________________________________________________________________
   1. Title of Derivative Security (Instr. 3)

        Option to Purchase
   ____________________________________________________________________________
   2. Conversion of Exercise Price of Derivative Security

        $17.00 per share
   ____________________________________________________________________________
   3. Transaction Date (Month/Day/Year)

        September 23, 1997
   ____________________________________________________________________________
   4. Transaction Code (Instr. 8)

        A
   ____________________________________________________________________________
   5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

                 50,000
             _________________                       __________________
                  (A)                                        (D)
   ____________________________________________________________________________
   6. Date Exercisable and Expiration Date (Month/Day/Year)

              See Note 1
         __________________________             ________________________
            Date Exercisable                        Expiration Date
   ____________________________________________________________________________
   7. Title and Amount of Underlying Securities (Instr. 3 and 4)

       Common Stock, par value $.01 per share             50,000
       ______________________________________     __________________________
                  Title                           Amount or Number of Shares
   ____________________________________________________________________________
   8. Price of Derivative Security (Instr. 4)

   ____________________________________________________________________________
   9. Number of Derivative Securities Beneficially Owned at End of Year
      (Instr. 4)

                  50,000
   ____________________________________________________________________________
   10. Ownership of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)

             D
   ____________________________________________________________________________
   11. Nature of Indirect Beneficial Ownership (Instr. 4)

   ____________________________________________________________________________


   [TYPE ENTRIES HERE]

   ____________________________________________________________________________

      EXPLANATION OF RESPONSES:

   1 The Options vest in five equal annual installments beginning on September 23, 1998.


            /S/ Martin L. Edelman                     February 11, 1998
      _________________________________               __________________
      **  SIGNATURE OF REPORTING PERSON                     DATE

   _____________________________

   ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78FF(A).

     NOTE: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see instruction 6 for procedure.

     Potential persons who are to respond to the collection of information contained in this form are nor required to respond unless the form displays a currently valid OMB number.
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